EXHIBIT 3.1
Certificate of the Powers, Designations, Preferences and Relative, Participating, Optional
and Other Special Rights of the
Series E Redeemable Preferred Stock
of
EasyLink Services International Corporation
and the Qualifications, Limitations or Restrictions Thereof, Which Have Not Been Set Forth in the
Certificate of Incorporation or in Any Amendment Thereto.
(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
The undersigned, Thomas J. Stallings, Chief Executive Officer of EasyLink Services International Corporation, a corporation organized and existing under the laws of the State of Delaware (hereinafter, the “Corporation”), does hereby certify:
That pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by unanimous written consent dated May 18, 2009, duly adopted the following resolution:
RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of its Certificate of Incorporation, the Board of Directors of the Corporation hereby creates a series of Preferred Stock of the Corporation to consist of 10,000 of the 5,000,000 shares of Preferred Stock, $.01 par value per share, which the Corporation now has authority to issue, and the Board of Directors of the Corporation hereby fixes the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock (in addition to the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Corporation which are applicable to Preferred Stock of all series) as follows:
1. Designation and Number. The distinctive designation of the series shall be Series E Redeemable Preferred Stock (the “Series E Preferred”); the number of shares of Series E Preferred which the Corporation is authorized to issue shall be 10,000, which number may be increased (but not above the total number of authorized shares of Preferred stock of the Corporation) or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors of the Corporation.

2. Definitions. For purposes of this Certificate of Designation, the following terms shall have the meanings indicated:
(a) The term “Applicable Dividend Rate” shall mean the following rate per annum during the periods specified below or any fraction thereof:

Period Beginning May 19,	and Ending May 18,	Rate

2009	2010	10%
2010	2011	12%
2011	2012	14%
Commencing May 19, 2012, the Applicable Dividend Rate shall be 16% per annum. However, if on any Dividend Payment Date (as such term is defined below) the Corporation shall fail to make the complete dividend payment due on such date either in cash (pursuant to Section 3(a) below) or in kind (pursuant to Section 3(b) below), the Applicable Dividend Rate that is then applicable shall be increased by 3% until the delinquent dividend payment has been paid in full, either in cash or in kind. For purposes of clarity, the additional 3% dividend non-payment penalty shall continue to apply to the Applicable Dividend Rate, as it increases each year as set forth above, from the date on which the non-payment occurred until the delinquent dividend has been paid in full, either in cash or in kind.
(b) The term “Junior Stock” means the Class A Common Stock, par value $.01 per share (the “Common Stock”), the Class B Common Stock, par value $.01 per share, and all other classes and series of preferred or special stock other than the Series C Preferred, which shall be subordinate to the Series E Preferred with respect to the right of the holders thereof to receive dividends or to participate in the assets of the Corporation distributable to stockholders upon any liquidation, dissolution or winding-up of the Corporation.
(c) The term “Senior Facility” means a senior indebtedness facility deemed suitable by the Company in its sole discretion, in a minimum amount of $30 million.
(d) The term “Series C Preferred” means the Series C Convertible Redeemable Preferred Stock, par value $.01 per share, of the Corporation.
(e) The term “Stated Value” for each share of Series E Preferred shall initially equal $1,000.
3. Dividends.
(a) The holders of the Series E Preferred shall be entitled to receive cumulative dividends at, but not exceeding, a rate equal to the Applicable Dividend Rate per share per annum, payable annually on the 19th day of May in each year (the “Dividend Payment Date”), such payments commencing with the 19th day of May, 2010, in cash (the “Cash Dividends”). All dividends on the Series E Preferred shall be calculated on the basis of a 365-day year, shall accrue daily commencing on the date on which the Series E Preferred are first issued, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(b) To the extent any amount of a Cash Dividend due on any Dividend Payment Date would be payable under clause (a) above but (i) is not payable because funds are not legally available therefor or because payment is not permitted by the Senior Facility, or (ii) is not paid by the Corporation for any reason other than pursuant to clause (i) above (in either case, such amount, the “Non-Payable Portion”), the Non-Payable Portion, divided by the number of shares Series E Preferred then outstanding, shall accrue and be cumulative, and shall automatically be added to the Stated Value per share of each share of Series E Preferred held by such holder as of such Dividend Payment Date. For purposes of clarity, payment in kind of any Non-Payable Portion pursuant to this Section 3(b) shall constitute a dividend payment in complete satisfaction of the Corporation’s obligation to make dividend payments in cash or in kind on Series E Preferred.
(c) So long as any Series E Preferred is outstanding, no dividends whatever shall be paid or declared, nor shall any distribution be made, on any Junior Stock, other than a dividend or distribution payable in Junior Stock or warrants or other rights to purchase Junior Stock, unless all dividends on Series E Preferred for all past quarterly dividend periods shall have been paid or declared.
4. Liquidation Preference. The Series E Preferred shall be preferred as to assets over the Junior Stock so that, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series E Preferred shall be entitled to have set apart for them or to be paid out of the assets of the Corporation before any distribution is made to or set apart for the holders of the Junior Stock, upon liquidation, dissolution or winding up, an amount in cash equal to, and in no event more than, the Stated Value per share of Series E Preferred plus a sum of money equal to all dividends accrued and unpaid thereon to the date that payment is made available to the holders of Series E Preferred. The Series E Preferred Stock shall be junior to the Series C Convertible Redeemable Preferred Stock, the holders of which shall be entitled to have set apart for them or to be paid out of the assets of the Corporation, upon any such liquidation, dissolution or winding up, before any distribution is made to or set apart for the holders of the Series E Preferred, an amount in cash equal to, and in no event more than, the amount specified in the Certificate of the Powers, Designations, Preferences and Relative, Participating, Optional and Other Special Rights of the Series C Convertible Redeemable Preferred Stock. If, upon such liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to the holders of its stock shall be insufficient to permit the distribution in full of the amounts receivable as aforesaid by the holders of Series E Preferred, then all such assets of the Corporation shall be distributed ratably among the holders of Series E Preferred in proportion to the amounts which each would have been entitled to receive if such assets were sufficient to permit distribution in full as aforesaid. Neither the consolidation nor merger of the Corporation nor the sale, lease or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this Section 4.
5. Voting Rights. Except as otherwise required by law and except as set forth in Section 7 hereof, a holder of Series E Preferred shall not be entitled to vote on any matter upon which stockholders of Corporation are entitled to vote or consent, or to notice of any stockholders meeting or any other notice accorded stockholders of the Corporation.

6. Redemption of the Series E Preferred.
(a) Subject to the provisions of Section 6(b) hereof, the Corporation, at its option, may redeem all or, from time to time any part, of the Series E Preferred at the redemption price of the Stated Value per share, plus an amount in cash equal to all dividends accrued but unpaid thereon to the date of redemption.
(b) Not less than five days nor more than 45 days prior to the date fixed for any redemption of Series E Preferred, a notice specifying the time and place thereof and the redemption price shall be given by mail to the holders of record of the shares to be redeemed at their respective addresses as shown on the stock records of the Corporation. If less than all of the shares of Series E Preferred then outstanding are being redeemed, the notice of redemption mailed to each holder of shares of Series E Preferred to be redeemed shall identify the shares of Series E Preferred held by such holder to be redeemed. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a holder (i) to whom the Corporation has failed to mail such notice or (ii) whose notice was defective.
(c) From and after the date fixed in such notice as the date of redemption (unless default be made by the Corporation in providing moneys for the payment of the redemption price), all dividends on shares of Series E Preferred thereby called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive payment of the redemption price) shall cease.
(d) From and after the date specified for redemption, the Corporation shall, at the place specified in the notice of redemption, upon presentation and surrender to the Corporation by the holder thereof of one or more certificates representing shares of Series E Preferred to be redeemed, deliver or cause to be delivered to or upon the written order of such holder a sum in cash equal to the redemption price of the shares of such holder to be redeemed, together with, if the certificate(s) presented and surrendered by such holder represent a greater number of shares than the number of shares to be redeemed from such holder, one or more new certificates registered in the name of such holder and representing the shares of Series E Preferred not redeemed.
(e) Shares of Series E Preferred redeemed pursuant to this Section 6 hereof shall thereupon be deemed retired and shall resume the status of authorized but unissued shares of Preferred Stock (without serial designation) and may, subject to the provisions hereof, be reissued as shares of Series E Preferred or shares of any other series of Preferred Stock as determined by the Board of Directors of the Corporation.

7. Special Consent Rights. For as long as any shares of Series E Preferred are outstanding, the Corporation shall not take any of the following actions without the prior affirmative approval of the majority of the shares of Series E Preferred then outstanding:
(a) Amend, alter or repeal this Certificate of Designations in any manner that is adverse to the Series E Preferred, whether by amendment, merger, amalgamation, consolidation or otherwise; and
(b) Issue or authorize the issuance of any additional shares of the Series C Preferred.
8. General.
(a) If any other class or series of preferred or special stock or series of Preferred Stock, whether ranking prior to or on a parity with or junior to Series E Preferred as to dividends, shall be created, either by or pursuant to authority granted in the Certificate of Incorporation (as the same may hereafter be amended), nothing in this Certificate of Designations (except as provided in Section 7 above) shall prevent the holders of any such other class or series of preferred or special stock or series of Preferred Stock from being given any powers, preferences and relative, participating, optional and other special rights authorized by law and the Certificate of Incorporation (as the same may hereafter be amended); provided, however, that Series E Preferred shall have priority and preference in liquidation and the receipt of dividends over the Junior Stock.
(b) The section headings contained in this Certificate of Designations are for reference purposes only and shall not affect in any way the meaning of this Certificate of Designations.
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THE UNDERSIGNED Chief Executive Officer of EasyLink Services International Corporation hereby makes this certificate, declaring and certifying that this is the duly authorized act and deed of the Corporation and the facts herein stated are true, and accordingly have hereunto set his hand this 18th day of May, 2009.

EASYLINK SERVICES INTERNATIONAL CORPORATION
By:	/s/ Thomas J. Stallings
Thomas J. Stallings
Chief Executive Officer
ATTEST:

By:	/s/ Glen E. Shipley Glen E. Shipley